Exhibit 99.1
GRIFFIN LAND & NURSERIES, INC.
One Rockefeller Plaza
Suite 2301
New York, New York 10020

April 8, 2014

To Our Stockholders:

The two thousand thirteen fiscal year was a major transitional year for Griffin.  During the year,  we negotiated our withdrawal from the nursery business which was completed in early 2014, leased the first building developed by Griffin Land in the Lehigh Valley, started a second building adjacent to the first, obtained site approvals for two additional buildings in the Lehigh Valley, completed a land sale for the development of an Amazon warehouse which also prepares our adjoining lands for development and sold our remaining investment in Shemin Nurseries for approximately $3.4 million in cash.  All of these events have put Griffin in position to undertake a full evaluation, which will be ongoing for some time, of a potential conversion of Griffin's status from a C corporation to that of a REIT.  It is by no means certain that this evaluation will lead to a change to REIT status.

By far, the most significant of these transactions was the sale of the inventory and operations of Imperial Nurseries completed early in fiscal 2014.  Unfortunately, Griffin was never able to turn the growing and sales operations of Imperial into a profitable business.  The nursery business had negative cash flow in practically every year in the last ten, as margins were very thin and sales and operating overhead, which were regularly reduced, still were not covered by the thin margins.  We are happy that the sale of inventory and operations provided for the continued employment of all but nine, principally administrative, of our employees.  We greatly appreciate the continued loyalty and effort of all Imperial employees throughout the sale process.  Most of the loss from this sale was included in fiscal 2013 results but there are some severance and transaction cost charges in the 2014 fiscal year.   From a cash perspective, Griffin will receive $2,750,000 on June 1st this year and another $1,500,000 on June 1st next year for payment on the Imperial inventory sold.  Griffin also now has a ten-year lease, initially at $500,000 per year, for the Connecticut farm in addition to the existing lease of the Florida farm which currently generates $600,000 of cash flow per year.  Both of these leases will be accounted for in Griffin Land’s rental operations.

In our real estate business, Griffin Land’s office and flex space occupancy rate ended the year at 94%, including 49,000 square feet of occupancy added during the fiscal year.  The largest portion of the current vacancy is an approximately 20,000 square foot space which became vacant mid-year in 2013. The demand for Griffin Land’s industrial space in Connecticut has been weaker than that for its office/flex spaces.  Griffin Land ended the fiscal year with a vacancy rate of 26% in its warehouse/industrial space.  During the fiscal year, Griffin Land had a net reduction in occupancy of approximately 136,000 square feet in industrial space at its Connecticut properties.  One success, however, was the ten year extension of a lease with Westinghouse for approximately 100,000 square feet.  In addition to leasing currently vacant space, during the next 18 months, we expect to need to re-tenant a portion of our office and industrial space in Connecticut as certain of our existing tenants are likely not to renew their leases upon expiration.

In the Lehigh Valley, Griffin Land fully leased its 228,000 square foot warehouse, the first building developed in Lehigh Valley Tradeport, to Kuehne + Nagle, Inc., a global third party logistics company which is servicing a Fortune 100 global health care company out of this facility.  Upon completion of the lease, Griffin Land mortgaged this building for $9.1 million and is investing those proceeds in the construction of a 302,800 square foot warehouse located on the remaining land parcel in Lehigh Valley Tradeport.  Shell construction of this second building is expected to be finished in April of this year.  While none of the space has been leased, the overall Lehigh Valley vacancy rate is quite low and there appears to be substantial interest in leasing in the area.  Griffin Land also intends to commence site work on the 49 acre parcel of land in Hanover Township in the Lehigh Valley in the early summer.  This development, Lehigh Valley Tradeport II, will support two warehouse buildings totaling 532,000 square feet.  When the Lehigh Valley Tradeport II is fully constructed, Griffin will own nearly 1.2 million square feet of warehouse property in the Lehigh Valley.

The following table shows the growth of our real estate business over the past ten years:

	2003		2013

Warehouse and industrial space square footage (a)	413,000		1,862,000
Percentage of warehouse and industrial space leased at year end (a)	93%		74%
Office and flex space square footage	598,000		598,000
Percentage of office and flex space leased at year end	80%		94%
Rental revenue less operating expenses of rental properties	$6.8	million	$12.6	million
Debt service on mortgages	$2.8	million	$5.5	million
Amortization of mortgage principal included in debt service above	$0.5	million	$1.9	million
Real estate assets at carrying cost	$62.8	million	$132.3	million
Real estate assets at carrying cost less mortgage debt	$31.8	million	$65.6	million

(a) 2003 excludes a 117,000 square foot industrial building that was completed in October 2003 but not yet leased as of November 30, 2003.

Griffin ended its 2013 fiscal year with approximately $23 million in cash, including approximately $8.9 million of cash being held in escrow held for a possible 1031 acquisition of a building.   If a building acquisition is not completed by mid May, the cash in escrow will be returned to Griffin. As of the date of this letter, we are not in negotiations to acquire a replacement property and, therefore, expect to receive the cash being held in escrow in the second quarter of this year. Capital expenditure plans for this year include, as previously mentioned, constructing the second Lehigh Valley Tradeport building in Pennsylvania, preparing the Hanover Township land parcel in Pennsylvania that was purchased in fiscal 2013 for the development of two industrial buildings, constructing tenant improvements in both Connecticut and Pennsylvania as leases are signed, road construction related to the land sold to Amazon which was agreed to as part of the Amazon land sale and completing the last of the work related to the Meadowood residential project that was required by agreement with the town to market that property.  Together, these projects would consume much of the $23 million and in the unlikely event we were to purchase a building with the escrow described above, we would expect Griffin would draw on its $12.5 million credit line by year end.  Absent a building purchase, Griffin anticipates ending fiscal 2014 with some cash on hand.  Projections for the next two to three years, which are, of course, extremely uncertain, indicate that future building could be timed and financed principally from mortgage proceeds from either existing unleveraged buildings or new buildings as they are leased.

The REIT  evaluation in which we are currently engaged covers many areas, including, among important considerations, assuring that Griffin’s share ownership can allow for normal safeguards for compliance with REIT share ownership regulations, that the requirement for distributing all accumulated earnings and profits of Griffin and predecessor companies be distributed to stockholders upon conversion can be achieved in an appropriate manner that would result in an adequately capitalized operating entity for the future, the treatment and impact of potential built-in gains on Griffin’s existing properties, and that the varied nature of Griffin's operations would fit within REIT income requirements.  Griffin is aware that holders of a significant amount of Griffin stock desire a study to evaluate a REIT conversion. We are evaluating the possible projected benefits for all stockholders of such a conversion with the costs of achieving those benefits.  We expect this evaluation to be ongoing for some time and if as a result we decide to pursue a conversion to a REIT, such conversion would not take place before 2016. There can be no assurance that we decide to undertake such conversion.

In closing, we would like to thank all of our employees for their contributions throughout the year.

/s/ Frederick M. Danziger	/s/ Michael S. Gamzon
Frederick M. Danziger	Michael S. Gamzon
Chairman and Chief Executive Officer	President and Chief Operating Officer

The information in the Letter to Stockholders includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, particularly with respect to a potential conversion to a REIT, conditions in the real estate industry, leasing currently vacant space, construction of additional facilities, expansion and property acquisitions in the real estate business, the ability to obtain additional mortgage financing, Griffin’s anticipated future liquidity and other statements that are not historical facts.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2013.  Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this letter except as required by law.